EMPLOYMENT AGREEMENT

            This sets forth the Employment Agreement ("Agreement") made effective as of October 6, 1997 between Anaren Microwave, Inc. ("Employer"), a New York corporation with common stock publicly traded on the NASDAQ, and Hugh
A. Hair ("Mr. Hair"), an individual currently residing at 6941 Lymekiln Road, Fayetteville, New York 13066.

            IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

            1. Employment.

                  (a) Term. Employer shall continue to employ Mr. Hair, and Mr. Hair shall continue to serve Employer, for a thirty-three (33) month term commencing October 6, 1997 and ending on June 30, 2000 ("Period of Employment"), subject to termination as provided in this Agreement. Mr. Hair will continue to serve as Employer's Chairman subject to annual re-election by Employer's Shareholders and Board of Directors, through June 30, 2000.

                  (b) Salary. During the period October 6 1997 through November 30, 1998, Employer shall pay Mr. Hair Base Salary at an annual rate of $225,000 ("Base Salary"). Mr. Hair's Base Salary for the remaining Period of Employment, shall be determined by the Employer's Board of Directors but shall not be set below $225,000 annually. Mr. Hair's Base Salary is payable in accordance with Employer's regular payroll procedures for executive employees.

                  (c) Incentive Bonuses. From time to time Mr. Hair may be entitled to incentive bonuses as recommended by the Compensation Committee and as approved by the Board of Directors of Employer.

                  (d) Deferred Compensation. In consideration for Mr. Hair's past and continued services, Employer shall pay Mr. Hair deferred compensation equal to $65,000 per fiscal year, beginning July 1, 2000, and continuing through June 30, 2015. If Mr. Hair deceases prior to June 30, 2015, Employer shall pay Mr. Hair's spouse, Renee Hair, any remaining deferred compensation payments that were otherwise owed to Mr. Hair as provided above.

                  (e) Directors' Fees. Mr. Hair, if elected to Employer's Board of Directors shall be paid an amount equal to the fee paid to outside Directors for any year during the fifteen (15) year period Mr. Hair is paid deferred compensation, and if Mr. Hair is elected Chairman of Employer's Board of Directors, he shall be paid an additional $10,000 each year he is election Chairman.

            2. Duties During The Period Of Employment.

                  (a) As Chairman of Employer's Board of Directors, Mr. Hair shall continue to perform all functions of the Chairman position and shall additionally provide advice and counsel to Employer's CEO and President. Mr. Hair shall report directly to the Board of Directors of Employer. Mr. Hair shall devote his best efforts to the affairs of Employer, serve faithfully and to the best of Mr. Hair's ability, knowledge and experience.

            3. Termination. Mr. Hair's employment by Employer shall be subject to termination as follows:

                  (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment except for the continuing obligation of the parties as specified hereunder.

                  (b) Termination Upon Death. This Agreement shall terminate upon Mr. Hair's death. In the event this Agreement is terminated as a result of Mr. Hair's death, Employer shall continue payments of Mr. Hair's Base Salary for a period of six (6) months following Mr. Hair's death to Mr. Hair's spouse, Renee Hair. Mrs. Hair shall be free to dispose of any restricted stock granted to Mr. Hair. Additionally, Employer shall treat as immediately exercisable all unexpired stock options held by Mr. Hair that are not exercisable or that have not been exercised, so as to permit Mrs. Hair to purchase the balance of Employer's common stock not yet purchased pursuant to said options until the end of the one year period that follows Mr. Hair's date of death.

                  (c) Termination Upon Disability. Employer may terminate this Agreement upon Mr. Hair's disability. For the purpose of this Agreement, Mr. Hair's inability to perform Mr. Hair's regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks ("Disability Period") shall constitute "Disability." The determination of Disability shall be made by a physician selected by Employer and a physician selected by Mr. Hair; provided, however, that if the two physicians so selected shall disagree, the determination of Disability shall be submitted to Arbitration in accordance with the rules of the American Arbitration Association, and the decision of the Arbitrator shall be binding on both parties.

                  During the Disability Period, Employer shal pay Mr. Hair 100% of his Base Salary pursuant to Anaren's short term disability policy (and supplemented, if necessary, by Mr. Hair's accrued but unused sick leave), reduced by any other benefits to which Mr. Hair may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under New York's Workers' Compensation Law.

                  Upon termination pursuant to this Disability provision, Mr. Hair shall be free to dispose of any restricted stock granted to Mr. Hair. Additionally, Employer shall treat as immediately exercisable all unexpired stock options held by Mr. Hair that are not exercisable or that have not been exercised, so as to permit Mr. Hair to purchase the balance of Employer common stock not yet purchased pursuant to said options until the end of the one year period following Mr. Hair's termination due to Disability.

                  (d) Termination for Cause. Employer may terminate Mr. Hair's employment immediately for "cause" by written notice to Mr. Hair. For purpose of this Agreement, termination shall be for "cause" if the termination results from any of the following events:

                  (i)   material breach of this Agreement;

                  (ii) documented misconduct as an executive or director of Employer, including, but not limited to, misappropriating any funds or property of Employer, or attempting to obtain any personal benefit from any transaction to which Employer is a party or from any transaction which any third party in which Mr. Hair has an interest which is adverse to the interest of Employer, unless, in either case,

                        Mr. Hair shall have first obtained the written consent of the Board of Directors of Employer;

                  (iii) unreasonable neglect or refusal to perform the duties assigned to Mr. Hair;

                  (iv) conviction of a crime other than a vehicle and traffic misdemeanor;

                  (v) adjudication as bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;

                  (vi) documented failure to follow the reasonable, written instructions of the Board of Directors of Employer; or

                  (vii) any knowing violation of the Security and Exchange
                        Commissions or NASDAQ's rules or regulations.

            Notwithstanding any other term or provision of this Agreement to the contrary, if Mr. Hair's employment is terminated for cause, Mr. Hair shall forfeit all rights to Base Salary otherwise provided pursuant to this Agreement; provided, however, that Base Salary will be paid to Mr. Hair through the date of termination.

                  (e) Termination for Reasons Other Than Cause. In the event Employer terminates Mr. Hair for reasons other than cause, Mr. Hair shall be entitled to receive his Base Salary through June 30, 2000, and shall additionally be entitled to all deferred compensation payments otherwise owed to Mr. Hair pursuant to paragraph 1(d) above.

            4. Fringe Benefits.

                  (a) Benefit Plans. During the Period of Employment, Mr. Hair shall be eligible to participate in any employee pension benefit plans (as determined and defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended), Employer paid group life insurance plans, medical plans, dental plans, short term and long term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of its executive employees. Participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

                  (b) Annual Physical. Mr. Hair shall be eligible for an annual physical, to be performed by a physician of his own choosing. Mr. Hair shall be reimbursed up to $1,000 for related expenses not covered by Employer's health insurance plan, or any other plan in which Mr. Hair is enrolled.

                  (c) Expenses. Upon submission to Employer of receipts or other required documentation, Mr. Hair shall be reimbursed for Mr. Hair's actual out-of-pocket travel and other expenses reasonably incurred and paid by Mr. Hair in connection with Mr. Hair's duties as Chairman. Mr. Hair shall additionally be reimbursed during the Period of Employment for additional expenses incurred in connection with his executive position, including country club membership dues, travel, and meals not to exceed $25,000 in any one fiscal year.

                  (d) Other Benefits. During the Period of Employment, Mr. Hair shall be entitled to receive the following additional benefits:

                  (i) $9,600, plus an appropriate tax adjustment amount (gross- up), which will be paid to Mr. Hair once each calendar year for Mr. Hair to pay annual premiums on a $1 million whole life insurance policy, which is owned by Mr. Hair.

                  (ii) Use of an Employer provided automobile, including gasoline, repairs and insurance paid for by Employer; and

                  (iii) Paid vacation for a period to be mutually determined by
                        Mr. Hair and the Board of Directors each calendar year, in addition to any holidays that may be provided to all employees of Employer.

            5. Post Employment.

                  (a) Chairmanship. Effective July 1, 2000, Mr. Hair shall retire from active employment with Employer, but shall continue to serve as Chairman of Employer's Board of Directors provided he is duly elected by the shareholders and the Board of Directors.

                  (b) Compensation. Upon retirement, Employer shall pay Mr. Hair the same fee paid to other outside Directors to serve on its Board of Directors, plus an additional $10,000 annually, if Mr. Hair is elected to the Board and elected Chairman.

                  (c) Expenses. Upon submission to Employer of receipts or other required documentation, Mr. Hair's actual out-of-pocket travel and other expenses reasonably incurred and paid by Mr. Hair shall be reimbursed in connection with his duties as Chairman.

                  (d) Benefit Plans. As a retiree, Mr. Hair shall be entitled to participate in Employer's medical plans, dental plans and other fringe benefit programs maintained by Employer for its eligible retirees. Participation in any of Employer's plans and programs shall be based on, and subject to satisfaction of the eligibility requirements and other conditions of such plans and programs.

            6. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required. Employer shall issue Mr. Hair IRS form 1099s to reflect monies paid to Mr. Hair pursuant to paragraph 5(b) of this Agreement.

            7. Covenants.

                  (a) Confidentiality. Mr. Hair shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secrets acquired in the course of Mr. Hair's employment by Employer. Mr. Hair acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision. Employer's right to obtain injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Mr. Hair commits to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Mr. Hair's knowledge in the pursuance of its duties on behalf of Employer.

                  (b) No Competition. Mr. Hair's employment is subject to the condition that during the term of his employment and for the fifteen year period during which Mr. Hair receives deferred compensation under this Agreement, Mr. Hair shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business ("a Competitive Operation") which principal business directly competes with Employer. Ownership by Mr. Hair of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                  (c) Certain Affiliates of Employer. It is understood that Mr. Hair may have access to technical knowledge, trade secrets and customer lists of affiliates of Employer or companies which Employer may acquire in the future and may serve as a member of the board of directors or as an officer or employee of an affiliate of Employer. Mr. Hair commits that he shall not, during the term of his employment by Employer and for the fifteen year period during which Mr. Hair receives deferred compensation, in any way, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise aid or assist anyone else in any business or operation which competes with or engages in the business of such an affiliate.

                  (d) Termination of Payments. Upon the breach by Mr. Hair of any covenant under this paragraph 7, Employer's obligation to continue any payments provided under this Agreement immediately ceases and Employer may offset and/or recover from Mr. Hair any and all benefits paid to Mr. Hair in addition to any and all other remedies available to Employer under law or in equity.

            8. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Mr. Hair at his residence and to Employer at P.O. Box 178, 6635 Kirkville Road, E. Syracuse, New York 13057 or at such other addresses as either Mr. Hair or Employer may, by similar notice, designate.

            9. Rules, Regulations and Policies. Mr. Hair shall abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the Security and Exchange Commission and the NASDAQ.

            10. No Prior Restrictions. Mr. Hair affirms and represents that Mr. Hair is under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Mr. Hair by Employer, or Mr. Hair's undertakings under this Agreement.

            11. Return of Employer's Property. After Mr. Hair has received notice of termination or at the end of the term of this Agreement whichever first occurs, Mr. Hair shall immediately return to Employer all documents and other property in his possession belonging to Employer.

            12. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted.

            13. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

            14. Assignability and Successors. This Agreement may not be assigned by Mr. Hair or Employer, except that this Agreement shall be binding upon, and shall inure to the benefit of the successor of Employer through merger, acquisition or corporate reorganization.

            15. Miscellaneous.

                  a. This Agreement constitutes the entire understanding and agreement between the parties with respect to Mr. Hair's employment with Employer and shall supersede all prior understandings and agreements.

                  b. This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

                  c. The services to be performed by Mr. Hair are special and unique; it is agreed that any breach of this Agreement by Mr. Hair shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

                  d. The provisions of paragraph 1(d), and 7 shall survive the termination of this Agreement.

            16. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

            17. Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to this Agreement, shall be with New York State Supreme Court, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of Onondaga County Supreme Court.

Dated: October 7, 1997             ANAREN MICROWAVE, INC.

                                   By: /s/ Lawrence A. Sala
                                       -------------------------
                                           Lawrence A. Sala



Dated: October 7, 1997                 /s/ Hugh A. Hair
                                       -------------------------
                                           Hugh A. Hair